Share Exchange Agreement

by and among

AFH Holding II, Inc. (to be renamed First Blush Brands, Inc.)
and its Sole Shareholder

and

First Blush, Inc. and its Securityholders

Dated:  May 12, 2010

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Exhibits

A           Acquiror Company Certificate of Incorporation
B           Acquiror Company By-Laws
C.           New Restated Certificate of Incorporation of Acquiror Company
D.           New Amended By-Laws of Acquiror Corporation

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Share Exchange Agreement

This Share Exchange Agreement, dated as of May 12, 2010, is made by and among AFH Holding II, Inc., being renamed First Blush Brands, Inc., a Delaware corporation (the “Acquiror Company”), AFH Holding and Advisory LLC, a Nevada limited liability company (the “Acquiror Company Shareholder”), Rose Hill Gardens, LLC, a California limited liability company, and Sandra Missakian (collectively, the “Common Shareholders”), and William A. Gustafson and Prescott Interests Ltd. (collectively, the “Preferred Shareholders”; and together with the Common Shareholders, the “Company Securityholders”), and First Blush, Inc., a Delaware corporation (the “Company”).

Background

Whereas, the Acquiror Company wishes to acquire all of the Securities (as defined below) and the Company Securityholders are willing to transfer all of the Securities, which securities constitute 100% of the issued and outstanding securities of the Company, in exchange for securities of the Acquiror Company to be issued on the Closing Date (as defined below), on the terms and conditions as set forth herein;

Whereas, after giving effect to the Share Exchange and related transactions contemplated by this Agreement, but excluding any securities to be issued in the Bridge Financing, the Convertible Debt Facility and the Additional Financing, the Acquiror Company Securities to be issued to the Company Securityholders shall constitute approximately 89% of the issued and outstanding shares of the Acquiror Company Common Stock, calculated on a fully-diluted basis; and

Whereas, the board of directors of each of the Acquiror Company and the Company has determined that it is desirable to effect the exchange transaction contemplated hereby.

Now, Therefore, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
Definitions

Unless the context otherwise requires, the terms defined in this ARTICLE I will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Accredited Investor” has the meaning set forth in Regulation D under the Securities Act.

“Acquiror Company” has the meaning set forth in the Preamble.

“Acquiror Company Board” means the board of directors of the Acquiror Company.

“Acquiror Company Common Stock” means the Acquiror Company’s common stock, $0.001 par value per share.

“Acquiror Company Contract” means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of the Acquiror Company.

“Acquiror Company Indemnified Party” has the meaning set forth in Section 9.2.

“Acquiror Company Permits” has the meaning set forth in Section 5.30.

“Acquiror Company Securities” means the Acquiror Company Common Stock being issued to the Company Securityholders pursuant hereto.

“Acquiror Company Shareholder” has the meaning set forth in the Preamble.

“Additional Financing” has the meaning set forth in Section 10.10.

“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the indicated Person.

“AFH” means AFH Holding and Advisory, LLC.

“AFH Fee” has the meaning set forth in Section 10.7.

“Agreement” means this Share Exchange Agreement, including all Schedules and Exhibits hereto, as this Share Exchange Agreement may be from time to time amended, modified or supplemented.

“Bridge Financing” means a minimum of $300,000 and a maximum of $1,000,000 of third party short term financing for the Company which may include the issuance of convertible notes and warrants to purchase Equity Securities of the Acquiror Company.

“Cancellation” means the cancellation of shares of Acquiror Company Common Stock held by the Acquiror Company Shareholder pursuant to Section 10.14.

“Closing” has the meaning set forth in Section 2.2

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” or “SEC” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act.

“Common Shareholders” has the meaning set forth in the Preamble.

“Common Stock” means the Company’s common stock, $0.0001 per share.

“Company” has the meaning set forth in the Preamble.

“Company Board” means the board of directors of the Company.

“Company Indemnified Party” has the meaning set forth in Section 9.3.

“Company Securityholders” has the meaning set forth in the Preamble.

“Company Securityholder Board” means the board of directors, or similar governing body, of the applicable Company Securityholder.

“Convertible Debt Facility” has the meaning set forth in Section 10.8.

“Deposit” has the meaning sect forth in Section 10.7.

“Environmental Laws” means any Law or other requirement relating to the environment, natural resources, or public or employee health and safety.

“Environmental Permit” means all licenses, permits, authorizations, approvals, franchises and rights required under any applicable Environmental Law or Order.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same will then be in effect.

“Equity Security” means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

“Evaluation Date” has the meaning set forth in Section 5.37.

“Exchange Act” means the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

“Exhibits” means the exhibits referred to and identified in this Agreement.

“Financial Statements” has the meaning set forth in Section 5.36.

“FINRA” means the Financial Industry Regulatory Authority.

“Form 8-K” means a current report on Form 8-K under the Exchange Act.

“GAAP” means, with respect to any Person, United States generally accepted accounting principles applied on a consistent basis with such Person’s past practices.

“Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

“Indebtedness” means any obligation, contingent or otherwise.  Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Knowledge” means, with respect to each of the Company and the Acquiror Company, the knowledge of the executive officers of such company, as the case may be.

“Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

“Legal Requirement” means any federal, national, state, provincial, municipal local, foreign, international, multinational or other Order or Law and all requirements set forth in applicable agreements, contracts, arrangements, leases or commitments.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

“Losses” means any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, diminution in value, deficiencies, payments, liabilities or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any fees, costs and expenses related thereto, including without limitation legal expenses, including the fees, costs and expenses of any kind incurred by any party indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

“Material Adverse Effect” means, when used with respect to the Company, the Acquiror Company or the Acquired Companies, as the case may be, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the Company, the Acquiror Company or the Acquired Companies, as the case may be, in each case taken as a whole or (b) materially impair the ability of the Company, the Acquiror Company or the Acquired Companies, as the case may be, to perform their obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the Company or the Acquiror Company operate.

“Money Laundering Laws”” has the meaning set forth in Section 5.45.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

“Organizational Documents” means (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement or the memorandum and articles of association of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) or (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; and (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business.

“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

“Preferred Shareholders” has the meaning set forth in the Preamble.

“Preferred Stock” means the Company’s preferred stock, $0.0001 par value per share.

“Providing Party” has the meaning set forth in Section 11.2(b).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Regulation D” means Regulation D promulgated under the Securities Act, as amended, and as it may be further amended.

“Regulation S” means Regulation S promulgated under the Securities Act, as amended, and as it may be further amended.

“Restated Organization Documents” has the meaning set forth in Section 8.2.

“Roth” means Anthony Roth.

“Roth Conversion” has the meaning set forth in Section 10.9.

“Rule 144” means Rule 144 under the Securities Act, as the same may be amended from time to time, or any successor statute.

“Schedule 14(f) Filing” means an information statement filed by the Acquiror Company on Schedule 14f-1 under the Exchange Act, as amended.

“Schedules” means the several schedules referred to and identified herein, setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement.

“SEC Documents” has the meaning set forth in Section 5.36

“Section 4(2)” means Section 4(2) under the Securities Act, as the same may be amended from time to time, or any successor statute.

“Securities” means the 7,063,750 shares of Common Stock and 151,250 shares of Series A Preferred Stock currently outstanding.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

“Series A Preferred Stock” means the Company’s Series A Preferred Stock.

“Share Exchange” has the meaning set forth in Section 2.1.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership or limited liability company; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

“Survival Period” has the meaning set forth in Section 9.1.

“Tax Return” means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

“Third Party Claim” has the meaning set forth in Section 9.4(b).

“Transaction Documents” means, collectively, this Agreement, the lock-up agreements, registration rights agreements, and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

“U.S.” means the United States of America.

ARTICLE II
Exchange of Shares and Share Consideration

Section 2.1.         Securities Exchange.  At the Closing, the Company Securityholders shall transfer the Securities, representing all of the issued and outstanding securities of the Company as of the Closing Date, to the Acquiror Company and, in consideration therefor, subject to Section 2.3, the Acquiror Company shall issue to the Company Securityholders an aggregate of 7,125,000 fully paid and non-assessable shares of Acquiror Company Common Stock (the “Share Exchange”), all in accordance with Schedule 2.1.

Section 2.2.          Closing Date.  The closing of the Share Exchange (the “Closing”) will occur at 2:00 pm local time at the offices of Blank Rome LLP in New York, New York on the second business day following satisfaction or waiver of the closing conditions set forth in ARTICLE VII and ARTICLE VIII or such other date and time as the parties may mutually agree (the “Closing Date”).

Section 2.3.          Withholding.  The Acquiror Company shall be entitled to deduct and withhold from the Acquiror Company Securities otherwise issuable to each of the Company Securityholders pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any applicable payment under the Code or any provision of state, local, provincial or foreign tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Company Securityholder in respect of which such deduction and withholding was made.

Section 2.4.          Section 368 Reorganization.  For U.S. federal income tax purposes, the Share Exchange is intended to constitute a “reorganization” within the meaning of Section 351 and/or 368 of the Code.  The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.  Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Share Exchange as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to the Closing Date has or may have on any such reorganization status.  The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section 351 and/or 368 of the Code.

ARTICLE III
Representations and Warranties of the Company Securityholders

Each Company Securityholder, severally and not jointly, hereby represents and warrants to the Acquiror Company and the Company as follows:

Section 3.1.          Authority.  The Company Securityholder has all requisite authority and power (corporate and other) and full legal capacity, governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Company Securityholder is a party and to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Company Securityholder is a party, and to perform its obligations under this Agreement and each of the Transaction Documents to which the Company Securityholder is a party.  The execution, delivery and performance by the Company Securityholder of this Agreement and each of the Transaction Documents to which the Company Securityholder is a party have been duly authorized by all necessary corporate or similar action and do not require from the Company Securityholder Board, if applicable, or the Company Securityholder any consent or approval that has not been validly and lawfully obtained.  The execution, delivery and performance by the Company Securityholder of this Agreement and each of the Transaction Documents to which the Company Securityholder is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.  Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Company Securityholder, this Agreement and the Transaction Documents to which the Company Securityholder is a party constitutes the legal, valid and binding obligation of the Company Securityholder, enforceable against it in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 3.2.          No Conflict.  Neither the execution or delivery by the Company Securityholder of this Agreement or any Transaction Document to which the Company Securityholder is a party, nor the consummation or performance by the Company Securityholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company Securityholder, if applicable; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the Company Securityholder is a party or by which the properties or assets of the Company Securityholders are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Company Securityholder, or any of the properties or assets of the Company Securityholder, may be subject; or (d) require the consent of any Person or Governmental Authority.

Section 3.3.          Ownership of Securities.  The Company Securityholder owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the Acquiror Company pursuant to this Agreement, all of its Securities as set forth on Schedule 3.3 hereto, free and clear of any and all Liens.  There are no options, rights, voting trusts, shareholder agreements or any other contracts or understandings to which the Company Securityholder is a party or by which the Company Securityholder or Shares held by the Company Securityholder are bound with respect to the issuance, sale, transfer, voting or registration of the Securities.  At the Closing Date, the Acquiror Company will acquire good, valid and marketable title to the Shares held by the Company Securityholder, free and clear of any and all Liens.

Section 3.4.          Litigation.  Except as set forth in Schedule 3.4, to the knowledge of the Company Securityholder, there is no pending Proceeding against the Company Securityholder, including but not limited to, any Proceeding that involves the Securities or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or any other Transaction Document and no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for of any such Proceeding.

Section 3.5.          No Brokers or Finders.  Except as disclosed in Schedule 3.5, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company Securityholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

Section 3.6.          Acknowledgment.  The Company Securityholder understands and agrees that the Acquiror Company Securities to be issued pursuant to this Agreement and the Share Exchange have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Acquiror Company Securities is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering, Regulation D or Regulation S, and will constitute “restricted securities” under the Securities Act.  The Company Securityholder understands that the Acquiror Company Securities are being offered and sold to it in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Company Securityholder set forth in this Agreement, in order that the Acquiror Company may determine the applicability and availability of the exemptions from registration of the Acquiror Company Securities on which the Acquiror Company is relying.  The Company Securityholder understands and agrees that the Acquiror Company Securities may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  The Company Securityholder understands and agrees that the Company Securityholder is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Section 3.7.          Legends.  It is understood that any certificates for Acquiror Company Securities issued to Company Securityholders will bear the following legend or one that is substantially similar to the following legend and if the Acquiror Company Security is not evidenced by a certificate, a notation of the substance of the legend will be recorded in the applicable stock ledger:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

Section 3.8.          Additional Legend.  The certificates for the Acquiror Company Securities issued to the Company Securityholders will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

Section 3.9.          Investor Status.  The Company Securityholder is an Accredited Investor and was not organized for the specific purpose of acquiring the Acquiror Company Securities.  It has sufficient Knowledge and experience in finance, securities, investments and other business matters to be able to protect its interests in connection with the transactions contemplated by this Agreement.  The Company Securityholder has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Acquiror Company Securities.  The Company Securityholder understands the various risks of an investment in the Acquiror Company Securities and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Acquiror Company Securities.  The Company Securityholder represents that its principal business address is set forth in Schedule 3.9 hereto.

Section 3.10.        Access to Information.  The Company Securityholder has had access to the Acquiror Company’s publicly filed reports with the SEC.  The Company Securityholder has been furnished during the course of the transactions contemplated by this Agreement and the Transaction Documents with all other public information regarding the Acquiror Company that it has requested and all such public information is sufficient for such person or entity to evaluate the risks of investing in the Acquiror Company Securities.  The Company Securityholder has been afforded the opportunity to ask questions of and receive answers from the Acquiror Company concerning the Acquiror Company and the terms and conditions of the issuance of the Acquiror Company Securities.  The Company Securityholder is not relying on any representations and warranties concerning the Acquiror Company made by the Acquiror Company or any officer, employee or agent of the Acquiror Company, other than those contained in this Agreement.

Section 3.11.        Purpose of Investment.  The Company Securityholder is acquiring the Acquiror Company Securities for its own account, for investment and not with a view to the distribution or resale of any part thereof to others.  The Company Securityholder acknowledges the Acquiror Company Securities cannot be sold or otherwise transferred unless either (a) the transfer of such securities is registered under the Securities Act or (b) an exemption from registration of such securities is available and the Acquiror Company Securities will contain a legend to that effect.  The Company Securityholder understands and acknowledges that the Acquiror Company is under no obligation to register the Acquiror Company Securities for sale under the Securities Act.

Section 3.12.        Absence of Regulatory Review.  The Company Securityholder acknowledges that the Acquiror Company Securities have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Acquiror Company that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

ARTICLE IV
Representations and Warranties of the Company

The Company represents and warrants to the Acquiror Company as follows:

Section 4.1.          Organization and Qualification.  The Company is duly incorporated and validly existing under the laws of the State of Delaware, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement and each of the other Transaction Documents to which it is a party, to carry out the provisions hereof except where the failure to be so organized, existing and in good standing or to have such authority or power will not have a Material Adverse Effect.  The Company is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not cause a Material Adverse Effect.

Section 4.2.          Subsidiaries.  The Company does not own directly or indirectly, any Equity Security or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

Section 4.3.          Organizational Documents.  The Company is not in violation or breach of any of the provisions of its Organizational Documents, except for such violations or breaches as, in the aggregate, will not cause a Material Adverse Effect.

Section 4.4.          Authorization and Validity of this Agreement.  The Company has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the other Transaction Documents to which the Company is a party, to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents to which the Company is a party, to perform its obligations under this Agreement and each of the other Transaction Documents to which the Company is a party, and to record the transfer of the Securities and the delivery of the new certificates representing the Securities registered in the name of the Acquiror Company.  The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which the Company is a party have been duly authorized by all necessary corporate action and do not require from the Company Board or the Company Securityholders any consent or approval that has not been validly and lawfully obtained.  The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.

Section 4.5.          No Violation.  Neither the execution nor the delivery by the Company of this Agreement or any Transaction Document to which the Company is a party, nor the consummation or performance by the Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Company is a party or by which any of the properties or assets of the Company are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Company, or any of the properties or assets owned or used by the Company, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Company or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Company, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not cause a Material Adverse Effect.

Section 4.6.          Binding Obligations.  Assuming this Agreement and the other Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Company, this Agreement and each of the other Transaction Documents to which the Company is a party are duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

Section 4.7.          Capitalization of the Company.  The Company is authorized to issue up to 18,700,000 shares, 14,850,000 shares of which are Common Stock and 3,850,000 shares of which are Preferred Stock of which 3,850,000 shares have been designated as Series A Preferred Stock.  All of the issued and outstanding Equity Securities and other securities (including without limitation debt securities) of the Company are set forth on Schedule 4.7.  There are no outstanding or authorized options, warrants, calls, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares or any securities convertible into, exchangeable for or carrying a right or option to purchase shares or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of securities.  Except as set forth in Schedule 3.4, there are no conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person that such Person is entitled to acquire or receive from the Company any Company securities. Except agreements being terminated concurrently herewith, there are no outstanding shareholders’ agreements, voting trusts or arrangements, registration rights agreements, preemptive rights,  rights of first refusal or other contracts pertaining to the capital stock of the Company to which the Company is a party.  The issuances of all of the securities of the Company described in this Section 4.7 have been in compliance with U.S. federal and state securities laws and all other Laws.  All issued and outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights.

Section 4.8.          No Redemption Requirements.  There are no outstanding contractual obligations (contingent or otherwise) of the Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of, or other ownership interests in, the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 4.9.          Compliance with Laws and Other Instruments.  Except as would not cause a Material Adverse Effect, the business and operations of the Company have been and are being conducted in accordance with all applicable Laws and Orders.  Except as would not cause a Material Adverse Effect, the Company has not received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Company and, to the Knowledge of the Company, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated.  Except as would not cause a Material Adverse Effect, the Company is not in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of its Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which the Company is a party or by which any of the Company’s properties, assets or rights are bound or affected.  To the Knowledge of the Company, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which the Company is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof.  The Company is not subject to any obligation or restriction of any kind or character, nor is there, to the Knowledge of the Company, any event or circumstance relating to the Company that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 4.10.        Certain Proceedings.  To the Company’s Knowledge, there is no pending Proceeding that has been commenced against the Company that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement.  Except as set forth in Schedule 3.4, no such Proceeding has been threatened.

Section 4.11.        No Brokers or Finders.  Except as disclosed in Section 10.7, no person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

Section 4.12.        Title to and Condition of Properties.  Except as would not cause a Material Adverse Effect, the Company owns (with good and marketable title in the case of real property) or holds under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of the Company or a Company Subsidiary, as the case may be, as presently conducted, free and clear of all Liens, except Permitted Liens.

Section 4.13.        No Undisclosed Events.  Since December 31, 2009, no material event exists with respect to the Company or its respective businesses, properties, operations or financial condition that would have a Material Adverse Effect on the Company which has not been disclosed to the Acquiror Company as of the date of this Agreement.

ARTICLE V
Representations and Warranties of the Acquiror Company
and the Acquiror Company Shareholder

The Acquiror Company and the Acquiror Company Shareholder, jointly and severally, represent and warrant to the Company Securityholders and the Company as follows:

Section 5.1.          Organization and Qualification.  The Acquiror Company is duly organized, validly existing and in good standing under the laws of Delaware, has all requisite corporate authority and power, governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it.  The Acquiror Company is not qualified or licensed or domesticated in any other jurisdiction and the nature of its activities or its properties owned, held or operated makes does not make such qualification, licensing or domestication necessary.  The Acquiror Company has not conducted business under or otherwise used for any purpose any fictitious name, assumed name, trade name or other name.

Section 5.2.          Subsidiaries.  The Acquiror Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

Section 5.3.          Organizational Documents.  The articles of incorporation and by-laws of the Acquiror Company immediately prior to the Closing of the Restated Organization Documents of the Acquiror Company are attached as Exhibit A and Exhibit B, respectively, and except for the approval of the Restated Organization Documents, no action has been  taken to amend or repeal such Organizational Documents.  The Acquiror Company is not in violation or breach of any of the provisions of its Organizational Documents.  The Restated Organization Documents have been duly approved and adopted by the Acquiror Company Board and such approval has not been amended or modified.

Section 5.4.          Authorization.  The Acquiror Company has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Acquiror Company is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Acquiror Company is a party and to perform its obligations under this Agreement and each of the Transaction Documents to which the Acquiror Company is a party.  The execution, delivery and performance by the Acquiror Company of this Agreement and each of the Transaction Documents to which the Acquiror Company is a party have been duly authorized by all necessary corporate action and do not require from the Acquiror Company Board any consent or approval that has not been validly and lawfully obtained.  The execution, delivery and performance by the Acquiror Company of this Agreement and each of the Transaction Documents to which the Acquiror Company is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.

Section 5.5.          No Violation.  Neither the execution nor the delivery by the Acquiror Company of this Agreement or any other Transaction Document to which the Acquiror Company is a party, nor the consummation or performance by the Acquiror Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquiror Company (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Acquiror Company is a party or by which the properties or assets of the Acquiror Company is bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Acquiror Company, or any of the properties or assets owned or used by the Acquiror Company, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Acquiror Company or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Acquiror Company.  The Acquiror Company has delivered to the Company accurate and complete (through the date hereof) copies of: (i) the stock records of the Acquiror Company; and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of the Acquiror Company Common Stock, the board of directors of the Acquiror Company and all committees of the board of directors of the Acquiror Company.  There have been no formal meetings held of, or corporate actions taken by, the shareholders of the Acquiror Company, the board of directors of the Acquiror Company or any committee of the board of directors of the Acquiror Company that are not fully reflected in the documents described in clauses (i) and (ii) above. The books of account, stock records, minute books and other records of the Acquiror Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with all applicable Law and prudent business practices.

Section 5.6.          Binding Obligations.  Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Acquiror Company, this Agreement and each of the other Transaction Documents to which the Acquiror Company is a party are duly authorized, executed and delivered by the Acquiror Company and constitute the legal, valid and binding obligations of the Acquiror Company, enforceable against the Acquiror Company in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally

Section 5.7.          Securities Laws.  Assuming the accuracy of the representations and warranties of the Company Securityholders contained in Section 3.9, Section 3.10, and Section 3.11, when issued pursuant to this Agreement, the Acquiror Company Securities will be issued and sold in accordance with exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration or qualification requirements of all applicable state securities laws.

Section 5.8.          Capitalization.  The authorized capital stock of the Acquiror Company consists of 120,000,000 shares of which (i) 100,000,000 shares are designated as Acquiror Company Common Stock, of which 800,000 shares are issued and outstanding after giving effect to the Cancellation and (ii) 20,000,000 shares are designated as preferred stock, of which no shares are outstanding.  No shares of Acquiror Company Common Stock or Acquiror Company Preferred Stock are held by the Acquiror Company in its treasury.  All issued and outstanding shares of the Acquiror Company Common Stock are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of any preemptive or similar rights.  At the Closing Date, the Acquiror Company will have sufficient authorized and unissued Acquiror Company Common Stock to consummate the transactions contemplated hereby.  Except for the 800,000 shares of Acquiror Company Common Stock issued to the Acquiror Company Shareholder (after giving effect to the Cancellation), there are no issued and outstanding Equity Securities or other securities (including without limitation debt securities) of the Acquiror Company.  There are no outstanding options, warrants, calls, stock appreciation rights, phantom stock or similar rights with respect to any securities of the Acquiror Company, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Acquiror Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of securities or that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and right occurring in respect of holders of the capital stock of the Acquiror Company.  There are no conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person that such Person is entitled to acquire or receive from the Acquiror Company any Acquiror Company Equity Securities.  There are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock or other securities of the Acquiror Company.  The issuances of all of the outstanding shares of Acquiror Company Common Stock have been in compliance with U.S. federal and state securities laws, all other Laws and the Acquiror Company’s Organizational Documents.  There are no bonds, debentures, notes or other indebtedness of the Acquiror Company having the right to vote (or convertible into, or exchangeable for or carrying a right or option to purchase, securities having the right to vote or consent) in respect of any matters as to which holders of Acquiror Company Common Stock may vote.

Section 5.9.          No Redemption Requirements.  There are no outstanding contractual obligations (contingent or otherwise) of the Acquiror Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Acquiror Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 5.10.         Duly Authorized.  The issuance of the Acquiror Company Securities pursuant to this Agreement has been duly authorized and, upon delivery to the Company Securityholders of certificates therefor in accordance with the terms of this Agreement, such Acquiror Company Securities will have been validly issued and fully paid, and will be non-assessable, have the rights, preferences and privileges specified in the Acquiror Company’s Organization Documents, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the Company Securityholders and restrictions on transfer imposed by this Agreement and the Securities Act.

Section 5.11.         Compliance with Laws.  Since the formation of the Acquiror Company, (i) the Acquiror Company and its business and operations have been and are being conducted in accordance with all applicable Laws and Orders; and (ii) the Acquiror Company has not received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Acquiror Company and no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated.  The Acquiror Company is not subject to any obligation or restriction of any kind or character, nor is there, to the Knowledge of the Acquiror Company, any event or circumstance relating to the Acquiror Company that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Acquiror Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby.  The Acquiror Company has not received any written communication from a Governmental Authority that alleges that the Acquiror Company is or was not in compliance with any applicable Law.  The Acquiror Company is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it.

Section 5.12.         Certain Proceedings.  There is no pending Proceeding that has been commenced against the Acquiror Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.  To the Knowledge of the Acquiror Company, no such Proceeding has been threatened.

Section 5.13.         No Brokers or Finders.  Except as disclosed in Section 10.7, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Acquiror Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

Section 5.14.         Absence of Undisclosed Liabilities.  Except as set forth on Schedule 5.14, the Acquiror Company has no indebtedness, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due).  Any and all debts, obligations or liabilities with respect to directors and officers of the Acquiror Company will be cancelled prior to the Closing of the Share Exchange.

Section 5.15.        No Operations.  Since its formation, the Acquiror Company has not conducted any business.  The Acquiror Company is not a party to any agreement or contract, whether written or oral, except for this Agreement and each of the other Transaction Documents.

Section 5.16.         Insurance.  The Acquiror Company maintains no insurance with respect to its business and its assets.

Section 5.17.         Changes.  Since December 31, 2009, the Acquiror Company has not:

(a)           suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business;

(b)           made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business;

(c)           created or permitted to exist any Lien on any material property or asset of the Acquiror Company, other than Permitted Liens;

(d)           issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

(e)           declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

(f)            terminated or modified any Material Acquiror Company Contract, except for termination upon expiration in accordance with the terms thereof;

(g)           released, waived or cancelled any claims or rights relating to or affecting the Acquiror Company or instituted or settled any Proceeding involving the Acquiror Company;

(h)           paid, discharged or satisfied any claim, obligation or liability;

(i)            created, incurred, assumed or otherwise become liable for any Indebtedness;

(j)            guaranteed or endorsed any obligation or net worth of any Person;

(k)           acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

(l)            changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP; or

(m)          entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

Section 5.18.         Acquiror Company Contracts.  The Acquiror Company has provided to the Company, prior to the date of this Agreement, true, correct and complete copies of each written Acquiror Company Contract, including each amendment, supplement and modification thereto, and an accurate description of each Acquiror Company Contract that is not in writing, including any amendment, supplement or modification thereto.

Section 5.19.         No Defaults.  Each Acquiror Company Contract is a valid and binding agreement of the Acquiror Company, and is in full force and effect.  The Acquiror Company is not in breach or default of any Acquiror Company Contract to which it is a party and, to the Knowledge of the Acquiror Company, no other party to any Acquiror Company Contract is in breach or default thereof.  No event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Acquiror Company Contract or (b) permit the Acquiror Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Acquiror Company Contract.  The Acquiror Company has not received notice of the pending or threatened cancellation, revocation or termination of any Acquiror Company Contract to which it is a party.  There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Acquiror Company Contract.

Section 5.20.         Employees.  The Acquiror Company has no employees, independent contractors or other Persons providing services to it.  Except as would not have a Material Adverse Effect, the Acquiror Company and its operations are and have always been in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other Taxes, and occupational safety and health.  The Acquiror Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

Section 5.21.         Officers and Directors.  Amir F. Heshmatpour is the sole director of the Acquiror Company and is its President, Chief Executive Officer and Chief Financial Officer.  There are no other officers or directors of the Acquiror Company.  To the Knowledge of the Acquiror Company, none of the past or present officers or directors of the Acquiror Company have been convicted in a criminal proceeding or are subject to a pending criminal proceeding, excluding traffic violations or similar misdemeanors, nor have they been a party to any judicial or administrative proceeding during the past five (5) years that resulted in a judgment, decree or final Order prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal or state securities laws.

Section 5.22.         Tax Returns.  The Acquiror Company has filed all Tax Returns required to be filed (if any) by or on behalf of the Acquiror Company (on or prior to the Closing Date) and has paid when due all Taxes of the Acquiror Company required to have been paid (whether or not reflected on any Tax Return).  All such Tax Returns were accurately and completely prepared and comply with all Applicable Laws.  No Governmental Authority in any jurisdiction has made a claim, assertion or threat to Acquiror Company that the Acquiror Company is or may be subject to taxation by such jurisdiction.  The most recent Financial Statements contained in the SEC Documents reflect an adequate reserve and fully accrue all actual and contingent liabilities for unpaid Taxes with respect to all periods through the date thereof and the Acquiror Company has made adequate provision for unpaid Taxes after that date in its books and records. No Acquiror Company Tax Return has ever been examined or audited by any Governmental Authority.  There are no Liens with respect to Taxes on the Acquiror Company’s property or assets, other than Permitted Liens and there are no Tax rulings, requests for rulings, or closing agreements relating to the Acquiror Company for any period (or portion of a period) that would affect any period after the date hereof.  There are no unsatisfied liabilities for Taxes, including Acquiror Company Tax liabilities for interest, additions to tax and penalties thereon and related expenses, with respect to which any notice of deficiency or similar document has been received by the Acquiror Company.

Section 5.23.         No Adjustments, Changes.  Neither the Acquiror Company nor any other Person on behalf of the Acquiror Company (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

Section 5.24.         No Disputes.  The Acquiror Company has delivered to the Company true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by the Acquiror Company, if any, for each of the last two (2) years and any and all correspondence with respect to the foregoing.  There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of the Acquiror Company, nor is any such claim or dispute pending or contemplated.  The Acquiror Company has not received notice of any such audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes with respect to any periods.

Section 5.25.         Not a U.S. Real Property Holding Corporation.  The Acquiror Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 5.26.         No Tax Allocation, Sharing.  The Acquiror Company is not and has not been a party to any Tax allocation or sharing agreement.

Section 5.27.         No Other Arrangements.  The Acquiror Company is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code.  The Acquiror Company is not a “consenting corporation” within the meaning of Section 341(f) of the Code.  The Acquiror Company does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively of the Code.  The Acquiror Company does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter.  During the last two (2) years, the Acquiror Company has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code.  The Company is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

Section 5.28.         Material Assets.  The financial statements of the Acquiror Company set forth in the SEC Documents reflect the material properties and assets (real and personal) owned or leased by the Acquiror Company.

Section 5.29.         Litigation; Orders.  To the Knowledge of the Acquiror Company, there is no Proceeding (whether federal, state, local or foreign) pending or threatened against or affecting the Acquiror Company or any of Acquiror Company’s properties, assets, business or employees and no event or circumstance exists that is reasonably likely to give rise or serve as a basis for any such Proceeding.  The Acquiror Company is not subject to any Orders.

Section 5.30.        Licenses.  The Acquiror Company possesses from the appropriate Governmental Authority all licenses, permits, authorizations, approvals, franchises and rights that are necessary for the Acquiror Company to engage in its business as currently conducted and to permit the Acquiror Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, “Acquiror Company Permits”).  The Acquiror Company has not received notice from any Governmental Authority or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for the Acquiror Company to engage in its business as currently conducted and to permit the Acquiror Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets.  The Acquiror Company Permits are valid and in full force and effect.  No event has occurred or circumstance exists that may (with or without notice or lapse of time): (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Acquiror Company Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Acquiror Company Permit.  The Acquiror Company has not received notice from any Governmental Authority or any other Person regarding: (a) any actual, alleged, possible or potential contravention of any Acquiror Company Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Acquiror Company Permit.  All applications required to have been filed for the renewal of such Acquiror Company Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Acquiror Company Permits have been duly made on a timely basis with the appropriate Persons.  All Acquiror Company Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

Section 5.31.         Interested Party Transactions.  Except as set forth in Schedule 5.31, no officer, director or principal stockholder of the Acquiror Company or any Affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person, has or has had, either directly or indirectly, immediately prior to or after the consummation of the Share Exchange (a) an interest in any Person which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Acquiror Company and its subsidiary, or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish the Acquiror Company and its subsidiary any goods or services; (b) a beneficial interest in any contract or agreement to which the Acquiror Company or its subsidiary is a party or by which either may be bound or affected; or (c) any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Acquiror Company or its subsidiary.

Section 5.32.        Governmental Inquiries.  The Acquiror Company has not received any material written inspection report, questionnaire, inquiry, demand or request for information from any Governmental Authority.  Without limiting the generality of the foregoing, neither the Acquiror Company nor any of its officers or directors is, or has been, the subject of any formal or informal inquiry or investigation by the SEC or FINRA or to its actual Knowledge, was there any  formal or informal inquiry or investigation  of the Acquiror Company or its officers or directors prior to the date hereof.

Section 5.33.         Bank Accounts and Safe Deposit Boxes.  The Acquiror Company has no bank or other deposit or financial accounts.

Section 5.34.         Intellectual Property.  The Acquiror Company does not own, use or license any Intellectual Property in its business as presently conducted.

Section 5.35.        Title to and Condition of Properties.  The Acquiror Company owns (with good and marketable title in the case of real property) or holds under valid leases the rights to use all real property, plants, machinery, equipment and other personal property necessary for the conduct of its business as presently conducted, free and clear of all Liens, except Permitted Liens.

Section 5.36.         SEC Documents; Financial Statements.  The Acquiror Company has filed on a timely basis, including within any applicable extensions, all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, (the foregoing materials being collectively referred to herein as the “SEC Documents”).  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  All Material Acquiror Company Contracts to which the Acquiror Company is a party or to which the property or assets of the Acquiror Company are subject have been appropriately filed as exhibits to the SEC Documents as and to the extent required under the Exchange Act.  The financial statements of the Acquiror Company included in the SEC Documents (“Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q or Form 10-QSB, as the case may be, of the Commission), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of the Acquiror Company as at the dates thereof and the results of its operations and cash flows for the periods then ended.  The books and records of the Acquiror Company are true, accurate and complete in all material respects.

Section 5.37.         Internal Accounting Controls.  The Acquiror Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Acquiror Company has established disclosure controls and procedures for the Acquiror Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Acquiror Company in the reports it submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms.  The Acquiror Company’s certifying officers have evaluated the effectiveness of the Acquiror Company’s disclosure controls and procedures as of the end of the periods covered by the Acquiror Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Acquiror Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in the Acquiror Company's internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Acquiror Company's internal control over financial reporting.

Section 5.38.         Accountants.  The Acquiror Company’s accounting firm EFP Rotenberg, LLP.  Such accounting firm: (i) is a registered public accounting firm as required by the Exchange Act and (ii) expressed its opinion with respect to the financial statements included in the Acquiror Company’s annual report for the year ended December 31, 2009.

Section 5.39.         No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind, including but not limited to any disagreements regarding fees owed for services rendered, presently existing, or reasonably anticipated by the Acquiror Company to arise, between the Acquiror Company and the accountants and lawyers formerly or presently employed by the Acquiror Company which could affect the Acquiror Company’s ability to perform any of its obligations under this Agreement, and the Acquiror Company is current with respect to any fees owed to its accountants and lawyers.

Section 5.40.         Regulation M Compliance.  The Acquiror Company has not, and to the Knowledge of the Acquiror Company no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Acquiror Company to facilitate the sale or resale of any of the Acquiror Company Common Stock, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the securities of the Acquiror Company, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Acquiror Company.

Section 5.41.         Business Records and Due Diligence.  Prior to the date hereof, the Acquiror Company delivered to the Company all records and documents relating to the Acquiror Company which the Acquiror Company possesses, including, without limitation, books, records, government filings, Tax Returns, Organizational Documents, corporate records, stock records, consent decrees, orders, and correspondence, director and shareholder minutes, resolutions and written consents, stock ownership records, financial information and records, and other documents used in or associated with the Acquiror Company and its Subsidiaries.

Section 5.42.         Investment Company.  The Acquiror Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.43.         Stock Option Plans; Employee Benefits.  The Acquiror Company has no stock option plans providing for the grant by the Acquiror Company of stock options or other securities or stock appreciation rights, phantom stock or similar rights, to directors, officers, or employees or any other Persons.  The Acquiror Company has no employee benefit plans or arrangements covering their present or former employees, officers or directors or providing benefits to such persons in respect of services provided the Acquiror Company.  Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each past or present director, officer, employee or consultant of the Acquiror Company, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the Acquiror Company, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual.  No agreement, arrangement or other contract of the Acquiror Company provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Acquiror Company.  Without limiting the generality of the foregoing, the Acquiror Company does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of the Acquiror Company.

Section 5.44.         Environmental and Safety Matters.  The Acquiror Company has at all time been and is in compliance with all Environmental Laws applicable to the Acquiror Company.  There are no Proceedings pending or threatened against the Acquiror Company alleging the violation of any Environmental Law or Environmental Permit applicable to the Acquiror Company or alleging that the Acquiror Company is a potentially responsible party for any environmental site contamination.  Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Authority or third Persons under any Environmental Laws applicable to the Acquiror Company.

Section 5.45.         Money Laundering Laws.  The operations of the Acquiror Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding involving the Acquiror Company with respect to the Money Laundering Laws is pending or, to the Knowledge of the Acquiror Company, threatened.

Section 5.46.         Questionable Payments. Neither the Acquiror Company nor, to the Acquiror Company’s Knowledge, any of its current or former stockholders, directors, officers, employees, agents or other Persons acting on behalf of the Acquiror Company, has on behalf of the Acquiror Company or in connection with the Acquiror Company’s businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Acquiror Company; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 5.47.         Solvency.  The Acquiror Company has not (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; or (e) made an offer of settlement, extension or composition to its creditors generally.

Section 5.48.         Foreign Corrupt Practices Act.  Neither the Acquiror Company, nor to the Knowledge of the Acquiror Company, any agent or other person acting on behalf of the Acquiror Company, has, directly or indirectly: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by the Acquiror Company or any of its Subsidiaries (or made by any Person acting on their behalf of which the Acquiror Company is aware) or any members of their respective management which is in violation of any Legal Requirement, or (d) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder which was applicable to the Acquiror Company.

Section 5.49.         No Undisclosed Events, Liabilities, Developments or Circumstances.  Since December 31, 2009, no event, liability, development or circumstance has occurred or exists with respect to the Acquiror Company or (other than with respect to the Share Exchange and the other transactions contemplated by this Agreement and the Transaction Documents) or its businesses, properties, prospects, operations or financial condition, which, under applicable Law, rule or regulation, requires public disclosure or announcement by the Acquiror Company but which has not been so publicly announced or disclosed.

Section 5.50.         Adverse Interest.  No current officer, director, Affiliate or person known to the Acquiror Company to be the record or beneficial owner in excess of 5% of Acquiror Company Common Stock or any person known to be an associate of any of the foregoing is a party adverse to Acquiror Company or has a material interest adverse to Acquiror Company in any material pending legal proceeding.

Section 5.51.         Investor Status.  The Acquiror Company is an Accredited Investor.  It has sufficient Knowledge and experience in finance, securities, investments and other business matters to be able to protect such its interests in connection with the transactions contemplated by this Agreement.  The Acquiror Company has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Securities.  The Acquiror Company understands the various risks of an investment in the Securities and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Securities.  The Acquiror Company represents that its principal business address is 9595 Wilshire Blvd., Suite 700, Beverly Hills, California 90212.

Section 5.52.         Access to Information.  The Acquiror Company has been furnished during the course of the transactions contemplated by this Agreement with all information regarding the Company that it has requested and all such information is sufficient for such person or entity to evaluate the risks of investing in the Company.  The Acquiror Company has been afforded the opportunity to ask questions of and receive answers concerning the Company and the terms and conditions of the transactions contemplated by this Agreement and the other Transaction Documents.  The Acquiror Company is not relying on any representations and warranties concerning the Company made by the Company or any officer, employee or agent of the Acquiror Company, other than those contained in this Agreement.

Section 5.53.         Purpose of Investment.  The Acquiror Company is acquiring the Securities to be acquired hereunder for its own account, for investment and not for distribution or resale to others.  The Acquiror Company acknowledges the Securities cannot be sold or otherwise transferred unless either (a) the transfer of such securities is registered under the Securities Act or (b) an exemption from registration of such securities is available and the Securities will contain a legend to that effect.  The Acquiror Company understands and acknowledges that the Company is under no obligation to register the Securities for sale under the Securities Act.

Section 5.54.         Absence of Regulatory Review.  The Acquiror Company acknowledges that the Shares to be acquired hereunder have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Company that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

Section 5.55.         Untrue Statements.  Neither this Agreement nor the Transaction Documents nor the Schedules hereto or thereto nor any other documents, certificates or instruments furnished to the Company or the Company Securityholders by or on behalf of Acquiror Company or the Acquiror Company Shareholders in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

Section 5.56.         Board Recommendation.  The Acquiror Company Board, by unanimous consent, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Acquiror Company’s stockholders and has duly authorized this Agreement and the transactions contemplated by this Agreement.

Section 5.57.         Certain Registration Matters.  Except as contemplated by this Agreement, the Acquiror Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Acquiror Company registered with the SEC or any other Governmental Authority that have not been satisfied.

Section 5.58.         Application of Takeover Protections.  The Acquiror Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Acquiror Company’s Organizational Documents or the laws of its state of incorporation that is or could become applicable to the Company Securityholders as a result of the Company Securityholders and the Acquiror Company fulfilling their obligations or exercising their rights under this Agreement, including without limitation as a result of the Acquiror Company’s issuance of the Acquiror Company Securities and the Company Securityholders’ ownership of the Acquiror Company Securities.

Section 5.59.         Listing and Maintenance Requirements.  The Acquiror Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the requirements for quotation of the Acquiror Company Common Stock on the over-the-counter automated quotation service administered by the FINRA (“OTCBB”), provided the rules and regulations of the FINRA have been complied with in connection with the Share Exchange.  No approval of the shareholders of the Acquiror Company is required for the Acquiror Company to issue and deliver to the Company Securityholders the Acquiror Company Common Stock contemplated by this Agreement.

Section 5.60.         No Integrated Offering.  Assuming the accuracy of the Company Securityholders’ representations and warranties set forth in Article III, neither the Acquiror Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Acquiror Company Securities to be integrated with prior offerings by the Acquiror Company for purposes of (a) the Securities Act which would require the registration of any such securities under the Securities Act, or (b) any applicable shareholder approval provisions of any trading market or quotation medium on which any of the securities of the Acquiror Company are listed or designated.

Section 5.61.         Disclosure.  The Acquiror Company confirms that neither it nor any Person acting on its behalf has provided the Company Securityholders or their agents or counsel with any information that the Acquiror Company believes constitutes material, non-public information, except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by the Acquiror Company under a Form 8-K filed with the SEC within four (4) business days after the Closing. The Acquiror Company understands and confirms that the Company Securityholders will rely on the foregoing representations and covenants in effecting transactions in securities of the Acquiror Company.  All of the representations and warranties of the Acquiror Company and the Acquiror Company Shareholders set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI
Representations and Warranties of
Acquiror Company Shareholder

The Acquiror Company Shareholder represents and warrants to the Company and each Company Shareholder as follows:

Section 6.1.           Authority.  The Acquiror Company Shareholder has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the other Transaction Documents to which the Acquiror Company Shareholder is a party and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents to which the Acquiror Company Shareholder is a party, and to perform its obligations under this Agreement and each of the other Transaction Documents to which the Acquiror Company Principal is a party.  The execution, delivery and performance by the Acquiror Company Shareholders of this Agreement and each of the other Transaction Documents to which the Acquiror Company Shareholder is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.  Assuming this Agreement and the other Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Acquiror Company Shareholder, this Agreement and the other Transaction Documents to which the Acquiror Company Shareholder is a party constitutes the legal, valid and binding obligation of the Acquiror Company Shareholder, enforceable against it in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 6.2.           No Conflict.  Neither the execution or delivery by the Acquiror Company Shareholder of this Agreement or any other Transaction Document to which the Acquiror Company Shareholder is a party, nor the consummation or performance by the Acquiror Company Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the Acquiror Company Shareholder is a party or by which the properties or assets of the Acquiror Company Shareholder is bound; (b) contravene, conflict with, or result in a violation of, any Law or Order to which the Acquiror Company Shareholder, or any of the properties or assets of the Acquiror Company Shareholder, may be subject; or (c) require the consent of any third party or Governmental Authority.

Section 6.3.          Ownership of Acquiror Company Shareholder.  All of the membership interests of the Acquiror Company Shareholder are owned as set forth on Schedule 6.3, free and clear of any and all Liens.  There are no options, rights, voting trusts, shareholder agreements or any other contracts or understandings to which the Acquiror Company Shareholder is a party or by which the Acquiror Company Shareholder or the shares of Acquiror Company Common Stock held by the Acquiror Company Shareholder is bound with respect to the issuance, sale, transfer, voting or registration of the Acquiror Company Common Stock owned by the Acquiror Company Shareholder.

Section 6.4.           Litigation.  There is no pending Proceeding against the Acquiror Company Shareholder or its members, including but not limited to, any Proceeding that involves the Acquiror Company Common Stock held by the Acquiror Company Shareholder, or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the Knowledge of the Acquiror Company Shareholders, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

Section 6.5.           No Brokers or Finders.  Except as disclosed in Section 10.7, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Acquiror Company Shareholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

Section 6.6.           Access to Information.  The Acquiror Company Shareholder has been furnished during the course of the transactions contemplated by this Agreement with all information regarding the Company that it has requested and all such information is sufficient for the Acquiror Company Shareholder to evaluate the risks of investing in the Company and to evaluate the Cancellation.  The Acquiror Company Shareholder has been afforded the opportunity to ask questions of and receive answers concerning the Company.  The Acquiror Company Shareholder is not relying on any representations and warranties concerning the Company or any Company Securityholder made by any Person, other than those contained in this Agreement.

Section 6.7.          Accredited Investor.  The Acquiror Company Shareholder is an “Accredited Investor”.  The Acquiror Company Shareholder’s principal place of business is set forth on the signature page to this Agreement.

ARTICLE VII
Conditions Precedent of the Acquiror Company

The Acquiror Company’s obligation to acquire the Securities and to take the other actions required to be taken by the Acquiror Company at the Closing Date is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Acquiror Company, in whole or in part):

Section 7.1.           Accuracy of Representations and Warranties.  The representations and warranties of the Company and the Company Securityholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

Section 7.2.           Performance of Covenants.  All of the covenants, agreements and obligations that the Company and the Company Securityholders are required to perform or to comply with on or prior to the Closing Date pursuant to this Agreement (considered collectively), and each of these covenants, agreements and obligations (considered individually), must have been duly performed and complied with in all material respects to the extent required to be performed as of the Closing Date.

Section 7.3.           Preparation of Form 8-K.  A final draft of a Current Report on Form 8-K, which discloses the Acquiror Company’s entering into this Agreement and the Transaction Documents to which it is a party and the consummation of the Share Exchange, and which also includes all information required to be reported with respect to a transaction in which a public “shell company” ceases to be a “shell company” including, without limitation, the information required pursuant to Items 2.01 (Completion of Acquisition or Disposition of Assets) and 5.06 (Change in Shell Company Status), shall have been approved by the Acquiror Company and its legal advisors, to be filed by the Acquiror Company with the SEC within four (4) business days after the Closing.

Section 7.4.           Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company and/or the Company Securityholders for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Company or the Company Securityholders, as the case may be, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Company or the Acquiror Company.

Section 7.5.           Closing Documents.  The Company and the Company Securityholders must deliver to the Acquiror Company at the Closing of the Share Exchange:

(a)           share certificates evidencing the Securities, along with executed security transfer instruments transferring such Securities to the Acquiror Company or if the Securities are not evidenced by certificates, a duly executed assignment of such Securities in favor of the Acquiror Company;

(b)           each of the Transaction Documents to which the Company and/or the Company Securityholders are a party, duly executed by the Company and/or the Company Securityholders, as the case may be;

(c)           a certificate executed by an officer or director of the Company, certifying the satisfaction of the conditions specified in Section 7.1 and Section 7.2 relating to the Company;

(d)           a certificate executed by an authorized officer or director of each Company Securityholder that is an entity, certifying the satisfaction of the conditions specified in Section 7.1 and Section 7.2 relating to each Company Securityholder;

(e)           certificates of existence or good standing, as applicable, (i) of the Company from the Secretary of State of Delaware and California and (ii) the applicable jurisdiction of organization of each Company Securityholder that is not an individual; and

(f)           such other documents as the Acquiror Company may reasonably request.

Section 7.6.           No Proceedings.  There shall not have been commenced or threatened against the Acquiror Company, the Company or the Acquiror Company Shareholders, or against any Affiliate if any of them, any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

Section 7.7.           No Claim Regarding Share Ownership or Consideration.  There shall not have been made or threatened by any Person any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Securities or any other shares, voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Acquiror Company Securities.

Section 7.8.           Delivery of Audit Report and Financial Statements.  The Company shall have completed the Company’s audited financial statements for all periods required to be filed in a Form 8-K to be filed within four (4) business days following the Closing.

Section 7.9.           Schedule 14(f).  A final draft of the Schedule 14(f) filing shall have been prepared in form satisfactory to the Acquiror Company.

ARTICLE VIII
Conditions Precedent of the Company and the Company Securityholders

The Company Securityholders’ obligation to transfer the Securities and the obligations of the Company to take the other actions required to be taken by the Company in advance of or at the Closing Date are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Company and the Company Securityholders jointly, in whole or in part):

Section 8.1.           Accuracy of Representations.  The representations and warranties of the Acquiror Company and Acquiror Company Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date, except to the extent a representation or warranty is expressly limited by its terms to another date.

Section 8.2.           Performance by the Acquiror Company.  All of the covenants, agreements and obligations that the Acquiror Company and Acquiror Company Shareholders are required to perform or to comply with pursuant to this Agreement (considered collectively), and each of these covenants, agreements and obligations (considered individually), must have been performed and complied with in all respects.

Section 8.3.           Certificate of Officer.  The Acquiror Company shall have delivered to the Company a certificate, dated the Closing Date, executed by an officer of the Acquiror Company, certifying the satisfaction of the conditions specified in Section 8.1 and Section 8.2 relating to the Acquiror Company.

Section 8.4.           Certificate of Acquiror Company Shareholder.  The Acquiror Company Shareholder will have delivered to the Company a certificate, dated the Closing Date, executed by an officer of the Acquiror Company Shareholder, certifying the satisfaction of the conditions specified in Section 8.1 and Section 8.2 relating to the Acquiror Company Shareholder.

Section 8.5.           Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Acquiror Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by the Acquiror Company.

Section 8.6.            Schedule 14(f).  A final draft of the Schedule 14(f) filing shall have been prepared in form satisfactory to the Acquiror Company Securityholders.

Section 8.7.            Amendments to Organizational Documents.  The by-laws of the Acquiror Company shall have been amended and restated and be in the form set forth as Exhibit D.

Section 8.8.           Appointment of Officers and Directors.  (a) Anthony Roth shall have been appointed or elected to serve as President and Chief Executive Officer of the Acquiror Company and Barrett Carrere shall have been appointed or elected to serve as Chief Financial Officer and Secretary of the Acquiror Company.

(b)           The size of Acquiror Company’s Board of Directors shall have been increased to four effective upon the expiration of the applicable waiting period under Rule 14f-1 of the Exchange Act and each of Anthony Roth, Sandra Missakian and Victoria Briggs shall have been appointed as directors of the Acquiror Company to fill the vacancies created by the increase in the since of the board, effective upon the expiration of the applicable waiting period under Rule 14f-1 of the Exchange Act.

Section 8.9.           Closing Documents.  The Acquiror Company will have delivered the following documents to the Company and/or the Company Securityholders:

(a)           certificates or other written confirmation evidencing Acquiror Company Securities to be issued pursuant to Section 2.1;

(b)           a Secretary’s Certificate, dated the Closing Date, certifying attached copies of (i) the Restated Organizational Documents of the Acquiror Company, (ii) the resolutions of the Acquiror Company Board approving this Agreement, the other Transaction Documents to which it is a party, and the transactions contemplated hereby; and the irrevocable resolutions accomplishing the elections or appointments contemplated by Section 8.8.

(c)           a Certificate of Good Standing of the Acquiror Company from its jurisdiction of incorporation dated a date within ten (10) days of the Closing Date;

(d)           each of the Transaction Documents to which the Acquiror Company is a party, duly executed by the Acquiror Company;

(e)           each of the Transaction Documents to which the Acquiror Company Shareholder is a party, duly executed by the Acquiror Company Shareholder;

(f)           the resignation of Amir F. Heshmatpour as an officer of the Acquiror Company effective as of the Closing and as a director of the Acquiror Company to be effective upon expiration of the applicable waiting period under Rule 14f-1 of the Exchange Act;

(g)           a statement from the Acquiror Company’s transfer agent regarding the number of issued and outstanding shares of Acquiror Company Common Stock immediately before and after the Closing of the Share Exchange;

(h)           an opinion of counsel to the Acquiror Company, addressed to the Company Securityholders and the Company as to the corporate organization and good standing of the Acquiror Company, the due authorization of the transactions contemplated hereby, non-contravention and the enforceability of this Agreement; and

(i)            such other documents as the Company or the Company Securityholders may reasonably request.

Section 8.10.         No Proceedings.  Since the date of this Agreement, there shall not have been commenced or threatened against the Acquiror Company, the Company or the Company Securityholders, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the date of this Agreement) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby or by the Transaction Documents, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

Section 8.11.         No Claim Regarding Stock Ownership or Consideration.  Except as set forth in the Schedules hereto, there shall not have been made or threatened by any Person any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of any Acquiror Company Common Stock or any other stock, voting, equity, or ownership interest in, the Acquiror Company or (b) is entitled to all or any portion of the Acquiror Company Securities.

Section 8.12.         Cancellation.  The Cancellation shall have been consummated.

Section 8.13.         Applicable Exemption from Registration under Securities Act.  The Company and the Company Securityholders shall be satisfied that the issuance of the shares of the Acquiror Company Securities by the Acquiror Company to the Company Securityholders, in connection with the Share Exchange, shall be exempt from registration pursuant to Section 4(2) of the Securities Act or any other applicable exemption therefrom.

Section 8.14.         No Bankruptcy Proceedings.  No proceeding in which the Acquiror Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against the Acquiror Company or under any United States, state or foreign bankruptcy or insolvency law.

Section 8.15.         Form 8-K.  A final draft of a Current Report on Form 8-K, which discloses the Acquiror Company’s entering into this Agreement and the Transaction Documents to which it is a party and the consummation of the Share Exchange, and which also includes all information required to be reported with respect to a transaction in which a public “shell company” ceases to be a “shell company” including, without limitation, the information required pursuant to Items 2.01 (Completion of Acquisition or Disposition of Assets) and 5.06 (Change in Shell Company Status), shall have been approved by the Company and its legal advisors, to be filed with the SEC within four (4) business days after the Closing.

Section 8.16.         No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2009, which has had a Material Adverse Effect.

Section 8.17.        Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of the Acquiror Company, on a fully-diluted basis, as indicated on a schedule to be delivered by the Company and the Acquiror Company at or prior to the Closing, shall be acceptable to the Company.

Section 8.18.         Satisfactory Completion of Due Diligence.  The Company shall have completed their legal, accounting and business due diligence of the Acquiror Company and the results thereof shall be satisfactory to the Company in its sole and absolute discretion.

Section 8.19.         SEC Reports.  The Acquiror Company shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.

Section 8.20.         No Suspensions of Trading in the Acquiror Company Stock; Listing.  Trading in the Acquiror Company Common Stock shall not have been suspended by the SEC or any trading market or quotation medium (except for any suspensions of trading of not more than one (1) trading day solely to permit dissemination of material information regarding the Acquiror Company) at any time since the date of execution of this Agreement, and the Acquiror Company Common Stock shall have been at all times since such date listed for trading on a trading market or quotation medium.

Section 8.21.         Releases of Liabilities.  The Acquiror Company shall have delivered to the Company such releases relating to liabilities of the Acquiror Company as the Company shall request, in form and substance satisfactory to the Company, including, but not limited to: (i) any agreement with any third parties under which the Acquiror Company has a payment obligation (whether in cash or in kind), including in respect of any guarantees; (ii) any notes or other indebtedness payable of the Acquiror Company as at the Closing Date; and (iii) any auditor, transfer agent and Edgar filer invoices.

Section 8.22.         Releases.  The Acquiror Company shall have delivered to the Company a duly executed release by the current directors and officers of the Acquiror Company and the Acquiror Company Shareholders in favor of the Acquiror Company, in form and substance satisfactory to the Company.

Section 8.23.        Consent to Use of Financial Statements.  The Acquiror Company’s independent auditors shall have consented to the use by the Acquiror Company following the consummation of the Share Exchange of all financial statements on which their audit opinion was issued in all filings to be made by the Acquiror Company with the SEC in which such financial statements are required.

Section 8.24.        Indemnification Agreement.  The Acquiror Company on the one hand and the Acquiror Company Shareholder and Amir F. Heshmatpour, jointly and severally on the other, shall have delivered an indemnification agreement, executed by each for the benefit of the Acquiror Company, the Company and the Company Securityholders, in form and substance satisfactory to the Company.

Section 8.25.         Lien Searches.  The Acquiror Company shall have delivered to the Company the results of UCC, judgment lien and tax lien searches with respect to the Acquiror Company, the results of which indicate no Liens on the assets of the Acquiror Company and any Subsidiaries.

Section 8.26.         Lock-up Agreements.  Each of Anthony Roth, Sandra Missakian, Rose Hill Gardens, and the Acquiror Company Shareholder shall have executed and delivered a lock-up agreement with the Acquiror Company with respect to their shares of Acquiror Company Common Stock, in form and substance satisfactory to the Company.

Section 8.27.         Bridge Financing.  The Acquiror Company shall have entered into a letter of intent for the Bridge Financing in form and substance satisfactory to the Company.

Section 8.28.         D&O Insurance.  The Acquiror Company shall have procured directors and officer’s liability insurance to be effective as of the Closing Date with limits acceptable to the Company but not less than $3 million in the aggregate and $1 million per claim.

Section 8.29.         Termination of Warrant.  The original warrant to purchase 1,000,000 shares of the Company’s Common Stock shall have been terminated and surrendered to the Company.

ARTICLE IX
Indemnification; Remedies

Section 9.1.           Survival.  The representations and warranties made by the Acquiror Company, the Acquiror Company Shareholder, the Company Securityholders and the Company contained in this Agreement or any Transaction Document to which any is a party shall survive for a period of [one year] following the Closing Date (the “Survival Period”).  The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.  No party shall have any obligation to provide indemnification for any Losses resulting from a breach of a representation or warranty if a notice of such breach is not submitted to the Indemnifying Party within the applicable Survival Period.

Section 9.2.           Indemnification Obligations of the sole Director and Officer of the Acquiror Company and of Acquiror Company Shareholder.  From and after the Closing Date and until the expiration of the Survival Period, the Company shall reimburse, indemnify, and hold harmless Acquiror Company’s sole director and officer who held office immediately prior to the Closing of the Share Exchange and Acquiror Company Shareholder (each such Person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as an “Acquiror Company Indemnified Party”) against and in respect of any and all Losses suffered, sustained, incurred or required to be paid by any Acquiror Company Indemnified Party, which arises or results from a third-party claim brought against an Acquiror Company Indemnified Party to the extent based on (i) a breach of any of the representations and warranties of the Company set forth in this Agreement or any other Transaction Document to which it is a party, or in any certificate delivered by the Company pursuant to this Agreement, (ii) any breach by the Company of any covenant, obligation or other agreement made by the Company in this Agreement or any other Transaction Document to which it is a party, or (iii) a third party claim based upon any acts or omissions by the Acquiror Company or the Company after the Closing of the Share Exchange provided such claim is not based upon acts or omissions of the Acquiror Company Indemnified Party.  Notwithstanding anything herein to the contrary, the Company shall have no obligation to indemnify or hold harmless any Acquiror Company Indemnified Party for any Losses based on the diminution in value of the Acquiror Company Common Stock.  In no event shall the aggregate amount payable by the Company pursuant to the Company’s indemnification obligations hereunder exceed the amount of $50,000.

Section 9.3.         Indemnification Obligation in favor of Acquiror Company, the Company and the Company Securityholders.  From and after the Closing Date and until the expiration of the Survival Period, Acquiror Company’s Shareholder  and Amir F. Heshmatpour shall reimburse, indemnify and hold harmless the Acquiror Company, the Company, the Company Securityholders, and the executive officers, directors, and employees of Company Securityholders, Acquiror Company and the Company in office at any time after the closing of the Share Exchange, but excluding Amir F. Heshmatpour (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “Company Indemnified Party”) against and in respect of any and all Losses suffered, sustained, incurred or required to be paid by any Company Indemnified Party in respect of (i) any breach of representation or warranty made by the Acquiror Company or the Acquiror Company Shareholder in this Agreement or any other Transaction Document, or in any certificate delivered by the Acquiror Company or the Acquiror Company Shareholder pursuant to this Agreement, (ii) any breach by the Acquiror Company or the Acquiror Company Shareholder of any covenant, obligation or other agreement made by the Acquiror Company or the Acquiror Company Shareholder in this Agreement or any Transaction Document, and (iii) a third-party claim based on any acts or omissions by the Acquiror Company or the Acquiror Company Shareholder through and including the Closing Date.

Section 9.4.         Indemnification Procedures.

(a)         In order for any Acquiror Company Indemnified Party or Company Indemnified Party  (collectively, an “Indemnified Party”) to be entitled to any indemnification provided for under this ARTICLE IX of this Agreement, the Indemnified Party shall deliver notice of its claim for indemnification to the party from whom indemnity pursuant to this Agreement is claimed (an “Indemnifying Party”) with reasonable promptness after determining to make such claim.  The failure by any Indemnified Party to notify the Indemnifying Party shall not relieve any relevant Indemnifying Party from any liability which he or it may have to such Indemnified Party under this Agreement, except to the extent that such claim for indemnification involves the claim of a third party against the Indemnified Party and the Indemnifying Party shall have been actually prejudiced by such failure.  If an indemnifying party does not notify the Indemnified Party within thirty (30) calendar days following receipt by it of such notice that such Indemnifying Party disputes its liability to the Indemnified Party under this Agreement, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of such Indemnifying Party under this Agreement and such Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.  If an Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, such Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation or such other means as determined by the parties.

(b)         If the claim for indemnification involves a third party claim (a “Third Party Claim”), then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim;  provided, however, that if in the Indemnified Party’s reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel.

(c)         Notwithstanding the provision of Section 9.4(b), if in the Indemnified Party’s reasonable judgment no such conflict exists, the Indemnified Party may, but will not be obligated to, participate at its own expense in a defense of such Third Party Claim by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless (i) in the case where only money damages are sought, the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or (ii) in the case where equitable relief is sought, the Indemnified Party elects to participate in and jointly control the defense thereof.

(d)         Whenever the Indemnifying Party controls the defense of a Third Party Claim, the Indemnifying Party may only settle or compromise the matter subject to indemnification without the consent of the Indemnified Party only if such settlement includes a complete release of all Indemnified Parties as to the matters in dispute and relates solely to money damages. The Indemnified Party will not unreasonably withhold or delay consent to any settlement or compromise that requires its consent.

(e)         In the event the Indemnifying Party fails to timely defend, contest, or otherwise protect the Indemnified Party against any such claim or suit, the Indemnified Party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any compromise or settlement thereof, and in such event, or in the case where the Indemnified Party jointly controls such claim or suit, the Indemnified Party shall be entitled to recover its costs thereof from the Indemnifying Party, including attorneys’ fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof.

(f)         The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party may reasonably request in connection with the defense of the matter subject to indemnification and in connection with recovering from any third parties amounts that the Indemnifying Party may pay or be required to pay by way of indemnification hereunder.

(g)         The amount of Losses for which indemnification is provided hereunder shall be computed without regard to any insurance recovery related to such Losses.

(h)         With respect to any Loss for which an Indemnified Party has made a claim for indemnification against an Indemnifying Party prior to the termination of the Survival Period in accordance with this Agreement, the Survival Period shall be deemed continued until final resolution of such claim for indemnification.

ARTICLE X
Covenants

Section 10.1.       Cooperation; Consents.  Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Share Exchange and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.  If, at any time after the date of this Agreement, any further action is necessary or desirable to carry out the purposes of this Agreement, the parties will take all such lawful and necessary action.

Section 10.2.       Blue Sky Laws.  The Acquiror Company and the Company shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Acquiror Company Stock in connection with this Agreement.

Section 10.3.       No Liabilities.  The Acquiror Company shall extinguish, satisfy or assign all liabilities such that at the date of Closing, the Acquiror Company shall have no liabilities or obligations whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise except for any nominal tax or other liabilities which shall not exceed in the aggregate $1,000.

Section 10.4.       Schedule 14(f) Filing for Change in Majority of Directors.  As directed by the Company, the Acquiror Company and the Acquiror Company Shareholder will use their best efforts to ensure that Amir F. Heshmatpour, the Acquiror Company’s current director, will remain a director of the Acquiror Company until the expiration of the 10-day period beginning on the date of the filing of the Schedule 14(f), that the designation of the Company’s directors set forth in Section 8.8 not be changed and that he otherwise takes no material actions as a director of the Acquiror Company without the consent of the Company.

Section 10.5.       Assistance with Post-Closing SEC Reports and Inquiries.  Upon the reasonable request of the Company, after the Closing Date, the Acquiror Company Shareholder shall use its reasonable best efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of the Acquiror Company occurring, reported or filed prior to the Closing, as may be necessary or required by the Acquiror Company for the preparation of the post-Closing Date reports that the Acquiror Company is required to file with the SEC to remain in compliance and current with its reporting requirements under the Securities Act and/or Exchange Act, or filings required to address and resolve matters as may relate to the period prior to the Closing and any SEC comments relating thereto or any SEC or other inquiry in respect thereof.

Section 10.6.       No Solicitation.  In recognition of the substantial expenditures of time, effort and expense to be incurred by both parties in connection with the activities proceeding toward the execution of the Agreement and the closing of the transactions contemplated herein, the Acquiror Company, the Acquiror Company Shareholders, the Company, and Company Securityholders agree that they will not directly or indirectly submit, solicit, initiate, encourage or discuss any proposal or offer from any third party relating to competing “going public” transaction or “reverse merger” (either as an acquirer or target) or knowingly furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any person to do or seek a competing “going public” or “reverse merger” transaction.

Section 10.7.       AFH Fee.  In consideration of entering into this Agreement and consummating the transactions contemplated hereby, the Company shall pay the Acquiror Company Shareholder a fee of $250,000 (the “AFH Fee”).  The Acquiror Company Shareholder hereby acknowledges that it has heretofore received a non-refundable deposit (the “Deposit”) towards the AFH Fee.  The Deposit was paid on behalf of the Company by Roth.  The Company shall pay or cause to be paid to the Acquiror Company Shareholder out of the Bridge Financing the $175,000 balance of such fee.

Section 10.8.       Convertible Debt Facility.  The Company, the Acquiror Company and the Acquiror Company Shareholder shall use their best efforts to secure financing of not less than $3 million (the “Convertible Debt Facility”) for the Company through the sale of debt instruments convertible into equity of the Acquiror Company.  The Company, the Acquiror Company and the Acquiror Company Shareholder shall use their best efforts to close the Convertible Debt Facility on or before June 30, 2010.  The Company shall use the proceeds of such Convertible Debt Facility to build infrastructure, execute on existing business commitments and new opportunities with some of its customers as well as to repay the Company’s senior indebtedness of approximately $1.2 million. The Convertible Debt Facility, when fully converted, shall not represent more than 33% of the fully diluted shares of the Acquiror Company prior to the Closing of the Convertible Debt Facility (exclusive of an employee option pool of 10% of the outstanding shares on a fully diluted basis).  The maturity of the Convertible Debt Facility shall extend past the maturity of the Additional Financing.

Section 10.9.       Roth Conversion.  The Company is indebted to Roth for the Deposit.  Concurrently herewith, Roth is assigning such indebtedness to the Acquiror Company and the Acquiror Company is issuing to Roth in exchange therefor (the “Roth Conversion”) 75,000 shares of Acquiror Company Common Stock.

Section 10.10.     Additional Financing.  In addition to the Convertible Debt Facility, the Acquiror Company Shareholder shall use its best efforts to assist the Acquiror Company following the Share Exchange in completing one or more equity private financings or public offerings in the aggregate amount of not less than $3 million (the “Additional Financing”) to be completed no later than September 30, 2010.  All aspects of the Additional Financing shall be subject to mutual agreement of the Acquiror Company Shareholder and the Acquiror Company.  It is not intended that any portion of the proceeds of the Additional Financing be used to repay any portion of the Convertible Debt Facility.

Section 10.11.     Quotation of Acquiror Company Common Stock.  As soon as possible following the Share Exchange, the Acquiror Company Shareholder shall use its best commercial efforts to initiate quotation of the Acquiror Company’s securities exchanges (i.e. NASDAQ, NYSE, AMEX) or the OTCBB, subject to mutual approval by the parties.

Section 10.12.     Company Financial Representations.  The Company represents and warrants that provided the closing of the Convertible Debt Facility occurs no later than May 31, 2010 and the Additional Financing is completed no later than September 30, 2010, the financial projections contained in that certain letter of intent dated April 1, 2010 between AFH and the Company shall be represented by management for use in valuation of the Acquiror Company and pricing of the Additional Financing, including customary provisions such as reasonable cure and make-good provisions, to be negotiated in good faith mutually approved by AFH and the Acquiror Company, which may be triggered upon the failure of the Acquiror Company to attain of any one of the projections.

Section 10.13.     Employment Agreements.  Concurrently herewith, the Acquiror Company is  entering into employment agreements with each of Anthony Roth and Barrett Carrere, in form and substance satisfactory to the Company, and the Acquiror Company hereby ratifies the terms of those agreements.

Section 10.14.    Cancellation of Shares.  Concurrently herewith, the Acquiror Company Shareholder is assigning and surrendering to the Acquiror Company 700,000 shares of Acquiror Company Common and the Acquiror Company is cancelling such shares.

Section 10.15.    Cancellation of Agreements.  The Company and each Company Securityholder hereby terminate all prior agreements entered into by them with respect to the Company Securities including, without  limitation, any securities purchase agreement, registration rights agreement, investor rights agreement and co-sale agreement.

Section 10.16.     AFH Right to Appoint Director.  AFH shall have the right to appoint one director of the Acquiror Company and the parties hereto shall use their commercially reasonable efforts to cause such designee to be elected or appointed to the board.  This right is exercisable only once and shall terminate upon the expiration of one year following the Closing Date.

Section 10.17.     Amendment of Certificate of Incorporation.  The Acquiror Company Shareholder and the Acquiror Company each use their respective best efforts to adopt, approve and file the restated certificate of incorporation of the Acquiror Corporation in the form of Exhibit C and otherwise take such action as may be necessary to cause such amended and restated certificate of incorporation to take effect, including, without limitation, the preparation and filing of a Schedule 13D with the SEC, as promptly as practical after the date hereof.  For this purpose, the Acquiror Company Board has designated May 11, 2010 as the record date for shareholders who will be entitled to vote and approve the adoption of such amended and restated certificate of incorporation.

ARTICLE XI
General Provisions

Section 11.1.       Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.

Section 11.2.       Confidentiality.

(a)         The Acquiror Company, the Acquiror Company Shareholder, the Company Securityholders and the Company will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement and any other information about the Acquiror Company or the Company and their business hereafter provided, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any required filing with the Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal Proceedings.

(b)         In the event that any party is required to disclose any information of another party pursuant to clause (ii) or (iii) of Section 11.2(a), the party requested or required to make the disclosure (the “disclosing party”) shall provide the party that provided such information (the “Providing Party”) with prompt notice of any such requirement so that the Providing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 11.2(b).  If, in the absence of a protective order or other remedy or the receipt of a waiver by the Providing Party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the Providing Party, the disclosing party may, without liability hereunder, disclose only that portion of the Providing Party’s information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the Providing Party’s information, including, without limitation, by cooperating with the Providing Party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the Providing Party’s information.

(c)         If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such confidential written information as the other party may reasonably request.

Section 11.3.       Notices.  All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission or electronic transmission, on the business day of such delivery if sent by 3:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine or internet system).  If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 11.3), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender).  All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses, facsimile numbers or e-mail addresses as applicable

If to Acquiror Company or Acquiror Company Shareholder:	with a copy (which shall not constitute notice) to

AFH Holding and Advisory LLC
9595 Wilshire Blvd., Suite 700
Beverly Hills, CA 90212
Attn. Amir F. Heshmatpour	Attn.
Fax No.:	Fax No.:

If to the Company, Acquiror Company (after Closing) or the Company Securityholders:	with a copy (which shall not constitute notice) to:

First Blush Brands, Inc.	Blank Rome LLP
9595 Wilshire Blvd., Suite 900	405 Lexington Avenue
Beverly Hills, CA 90212	New York, New York 10174
Attn. Anthony Roth	Attn: Jeffrey Rinde, Esq.
Fax No.:	Fax No.: 212-885-5001
With copies to tony@firstblush.com and barrett@firstblush.com	Email: jrinde@blankrome.com

Section 11.4.       Arbitration.  The parties acknowledge and agree that any controversy, claim or dispute arising out of or in any way relating to this Agreement, the interpretation, or breach thereof and/or the relationship between the parties shall be settled by final and binding arbitration and that a judgment upon any award rendered by the arbitrator may be rendered in any court having jurisdiction.  In reaching a decision, the arbitrator shall have no authority to change, extend, modify, or suspend any of the terms of this Agreement, but shall have the authority to order injunctive relief and/or damages pursuant to the Agreement.  The parties agree that the arbitration shall be filed with the American Arbitration Association and shall be heard in Los Angeles County, California.  The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of California or federal law, or both, as applicable to the claims(s) asserted.  The California Evidence Code shall apply.  California Code of Civil Procedure Section 1283.05, which provides for certain discovery rights, shall apply to any such arbitration, and said code sections, is hereby incorporated by reference.  If the arbitrator is a member of the California Bar with at least ten (10) years litigation experience in California, the arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the California Code of Civil Procedure.  The arbitrator shall render a written opinion setting forth the basis of the arbitrator’s decision and executed in the manner required by law.  The prevailing party shall be entitled to a reasonable sum for direct, indirect, and incidental costs and expenses incurred by the prevailing party in connection with such arbitration, including but not limited to, all attorney’s fees, costs, and expenses, whether or not such action is prosecuted to judgment.

Section 11.5.       Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 11.6.       Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement, the Transaction Documents or any other documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless it is in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement, the Transaction Documents or any other documents referred to in this Agreement.

Section 11.7.       Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

Section 11.8.       Assignments, Successors, and No Third-Party Rights.  No party may assign any of its rights under this Agreement without the prior consent of the other parties.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties.  Except as set forth in Section 9.2 and Section 9.3, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 11.9.       Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 11.10.     Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 11.11.     Governing Law.  This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

Section 11.12.     Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of signature pages via facsimile or by e-mail transmission in portable digital format, or similar format, shall constitute effective execution and delivery of this Agreement or any other Transaction Document.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

AFH HOLDING II, INC., to be renamed FIRST BLUSH BRANDS, INC.

By:	/s/ AMIR F. HESHMATPOUR
Name: Amir F. Heshmatpour
Title: President

AFH HOLDING AND ADVISORY, LLC

By:	/s/ AMIR F. HESHMATPOUR
Name: Amir F. Heshmatpour
Title: Managing Member

ROSE GARDENS LLC

By:	/s/ VICTORIA BRIGGS
Name: Victoria Briggs
Title: Managing Member

/s/ SANDRA MISSAKIAN
SANDRA MISSAKIAN

/s/ WILLIAM F. GUSTAFSON
WILLIAM F. GUSTAFSON

PRESCOTT INTERESTS LTD.

By:	/s/ JOHN K. PEARCY
Name: John K. Pearcy
Title: President

FIRST BLUSH, INC.

By:	/s/ ANTHONY ROTH
Name: Anthony Roth
Title: President

Schedule 2.1

Name of Security Holder	Shares of Acquiror Company Common Stock

Rose Hill Gardens, LLC	6,677,251
Prescott Interests Ltd.	250,805
William A. Gustafson	25,068
Sandra Missakian	171,876
Total	7,125,000

Schedule 2.1

Schedule 3.3

FIRST BLUSH SECURITY HOLDERS

Rose Hill Gardens, LLC	6,876,250	shares of Common Stock
Sandra Missakian	187,500	shares of Common Stock
William A. Gustafson	13,750	shares of Series A Preferred Stock
Prescott Interests Ltd.	137,500	shares of Series A Preferred Stock

Schedule 3.3

Schedule 3.4

LITIGATIONS

On or about August 14, 2009 Aris Janigian commenced an action in the Superior Court of Los Angeles against Victoria Briggs, among others, claiming that he is entitled to remuneration for bringing the idea of a varietal grape juice to them as well as for his work and consultation with them and Rose Hill Gardens LLC in developing First Blush.  Continued attempts to negotiate a reasonable settlement to address Mr. Janigian’s contributions have reached no resolution RHG has agreed to indemnify First Blush for any costs and expenses associated with such claims including but not limited to any settlement costs and legal expenses associated therewith provided such legal expenses do not exceed $100,000.

Schedule 3.4

Schedule 3.9

Principal Business Address of each Company Securityholder

Rose Hill Gardens LLC
P.O. Box 5490
Santa Barbara, California 93150

Sandra Missakian
192 Lovell Road
Watertown, Massachusetts  02472

William A. Gustafson
1465 E. Mountain Drive
Santa Barbara, California  93108

Prescott Interests, Ltd.
7979 Inwood Road
Dallas, Texas 75209-3118

Schedule 3.9

Schedule 4.7

Capitalization of FIRST BLUSH, INC.

Common Stock

Rose Hill Gardens, LLC	6,876,250 shares
Sandra Missakian	187,500 shares

Series A Preferred Stock

William A. Gustafson	13,750 shares
Prescott Interests Ltd.	137,500 shares

Schedule 4.7

Schedule 5.31

Interested Party Transactions

Jeffrey A. Rinde is a Principal of the Acquiror Company Shareholder and is also a partner of Blank Rome LLP, counsel to the Company and after the Closing it s expected that Blank Rome LLP will continue to render services to the Company.

Schedule 5.31

Schedule 6.3

Ownership of Membership Interests of Acquiror Company Shareholder

Schedule 6.3